CONTACT:
Company:	Craig Dionne, Ph.D., CEO
GenSpera, Inc.  (210) 479-8112
Investors:	Steve Chizzik
The Verrazano Group (908) 688-9111
Media:	Deanne Eagle
Planet Communications (917) 837-5866

GENSPERA RECEIVES PATENT ON SECOND ANTI-CANCER DRUG, G-115

SAN ANTONIO, Texas, February 2, 2010 – GenSpera, Inc. (OTC.BB: GNSZ) announced that its patent application, entitled “Tumor Activated Prodrugs,” has been issued by the United States Patent and Trademark Office (USPTO) as US Patent 7,635,682.  The patent covers the composition and potential uses of G-115, GenSpera’s second anti-cancer drug in development.

“The issuance of this patent further strengthens our intellectual property position for G-115 and its use in prostate cancer and other prostate pathologies including enlarged prostate,” commented Dr. Craig Dionne,  Ph.D., GenSpera CEO and President. “We are also pleased that the term of this patent will extend into the year 2026, which is a very important feature when we enter discussions with future development partners.”

G-115 is a pro-drug that is selectively activated within prostate tumors by an enzyme, Prostate Specific Antigen (PSA), which is active only within prostate tissue and prostate cancer tumors.  In preclinical testing, G-115 was shown to dramatically inhibit the growth of tumors in animal models of human prostate cancer. GenSpera, Inc. owns and controls all rights to G-115 and anticipates a strategic partnership to maximize the value of the drug as it progresses through future clinical trials.

About GenSpera

GenSpera, Inc. is a development stage oncology company focused on therapeutics that deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a potent cytotoxin (12ADT) with a pro-drug delivery system that activates the drug only within the tumor. Unlike standard cancer drugs, plant-derived 12ADT kills cells independent of their division rate, thus making it effective at killing all fast- and slow-growing cancers and cancer stem cells. GenSpera’s pro-drug platform is the subject of seven issued patents with three additional patents pending.

GenSpera initiated a Phase I cancer trial with its lead drug, G-202, early in the first quarter of 2010. G-202 targets the established blood vessels that nourish solid tumors, thus destroying the tumor’s blood supply. This is a dramatic improvement upon anti-angiogenic drugs that primarily only stop the growth of new blood vessels. Upon completion of its Phase I trial, GenSpera expects to initiate multiple Phase II trials for G-202 in several different cancer types. The company’s second drug, G-115, will directly target prostate cancer.

GenSpera, Inc. owns and controls all rights to G-202 and G-115 and anticipates a strategic partnership to maximize the value of the drugs as they progress through future clinical trials.

For more information, please visit the Company’s website: www.genspera.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports.

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